Exhibit 99.1

Kintara Therapeutics Announces Fiscal 2024 First Quarter Financial Results and Provides Corporate Update

SAN DIEGO, November 13, 2023/PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced financial results for its fiscal first quarter ended September 30, 2023 and provided a corporate update.

RECENT CORPORATE DEVELOPMENTS

•
Announced that preliminary topline results from the Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) study showed that VAL-083 did not perform better than the current standards of care in glioblastoma. These topline results included preliminary safety data for VAL-083 that was similar to that of the current standards of care used to treat glioblastoma. With this study outcome, Kintara is suspending the development of VAL-083 and turning its focus to its second program, REM-001. In addition to focusing on its REM-001 program, Kintara will evaluate a wide range of strategic options aimed at potentially maximizing shareholder value. (October 2023)
•
Awarded a $2.0 million Small Business Innovation Research (SBIR) grant from the National Institutes of Health (NIH) to support the clinical development of REM-001, a second-generation photodynamic therapy (PDT) photosensitizer agent for the treatment of cutaneous metastatic breast cancer (CMBC). (June 2023)

“We are looking forward to enrolling the first patient in our 15 patient REM-001 study for cutaneous metastatic breast cancer, a disease with little or no current treatment options” commented Robert E. Hoffman, Kintara’s President and Chief Executive Officer. “The majority of study expenses will be covered by the $2 million National Institutes of Health grant we were awarded to support the further development of REM-001. We have undertaken efforts to significantly cut costs and are continuing to evaluate strategic options with the goal of maximizing shareholder value.”

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2023 FIRST QUARTER ENDED SEPTEMBER 30, 2023

As of September 30, 2023, Kintara had cash and cash equivalents of approximately $0.2 million. In November 2023, the Company has received net proceeds of approximately 1.0 million from the sale of common stock, primarily from its at-the-market (ATM) facility.

For the three months ended September 30, 2023, Kintara reported a net loss of approximately $3.0 million, or $1.83 per share, compared to a net loss of approximately $4.6 million, or $3.39 per share, for the three months ended September 30, 2022. The decreased net losses for the three months ended September 30, 2023 compared to the three months ended September 30, 2022 was largely due to lower research and development expenses, primarily lower clinical development costs. General and administrative costs were also lower during the same period primarily due to reduced level of staffing.

Selected Balance Sheet Data (in thousands)

	September 30, 2023	June 30, 2023
	$	$
Cash and cash equivalents	216	1,535
Working capital (deficiency)	(2,553)	188
Total assets	1,477	3,979
Total stockholders’ equity (deficiency)	(2,026)	731

Selected Statement of Operations Data (in thousands, except per share data)

For the three months ended

	September 30,	June 30,
	2023	2023
	$	$
Research and development	1,859	3,171
General and administrative	1,103	1,475
Other income	-	(50)
Net loss for the period	(2,962)	(4,596)
Series A Preferred cash dividend	(2)	(2)
Series C Preferred stock dividend	(173)	(362)
Net loss for the period attributable to common stockholders	(3,137)	(4,960)
Basic and fully diluted weighted average number of shares	1,718	1,464
Basic and fully diluted loss per share	(1.83)	(3.39)

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing therapeutics for clear unmet medical needs with reduced risk development programs. The Company's lead program is REM-001 Therapy for cutaneous metastatic breast cancer (CMBC).

Kintara has a proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 Therapy, which consists of the laser light source, the light delivery device, and the REM-001 drug product, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. In CMBC, REM-001 has a clinical efficacy to date of 80% complete responses of CMBC evaluable lesions and an existing robust safety database of approximately 1,100 patients across multiple indications.

For more information, please visit www.kintara.com or follow us on X at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials; the topline results of the GBM AGILE Study; and the Company's review of strategic alternatives. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the status of the Company’s clinical trials; the topline results of the GBM AGILE Study; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies; and global unrest. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2023, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS

Investors
Robert E. Hoffman

Kintara Therapeutics

rhoffman@kintara.com